Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

BABYLON HOLDINGS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Title of Securities to be Registered	Amount to be Registered(4)	Proposed Maximum Offering Price Per Share(5)	Proposed Maximum Aggregate Offering Price(5)	Amount of Registration Fee
Class A ordinary shares, par value $0.0000422573245084686 per share (“Ordinary Shares”), reserved for issuance pursuant to future awards under the 2021 Plan(1)	20,801,097	$4.68	$97,349,133.96	$9,024.26
Ordinary Shares issuable upon the exercise of options outstanding under the CSOP(2)	7,094,347	$0.69	$4,895,099.43	$453.78
Ordinary Shares issuable upon the exercise of options outstanding under the LTIP(3)	13,433,891	$0.38	$5,104,878.58	$473.22
Total:	41,329,335			$9,951.26

(1)

Represents the sum of (a) 20,678,118 Ordinary Shares that were added to the shares authorized for issuance pursuant to future awards under the Registrant’s 2021 Equity Incentive Plan with Non-Employee Sub-Plan (the “2021 Plan”) on January 1, 2022 pursuant to an “evergreen” provision contained in the 2021 Plan. Pursuant to such evergreen provision, the total number of Ordinary Shares reserved for issuance under the 2021 Plan will automatically increase on January 1st of each year commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the least of: (i) 45,335,210 Ordinary Shares; (ii) 5% of the total number of all classes of shares of the Registrant that have been issued as at December 31st of the preceding calendar year, in each case, subject to applicable law and the Registrant having sufficient authorized but unissued shares; and (iii) such number of Ordinary Shares as the Registrant’s board of directors may designate prior to the applicable January 1; and (b) and 122,979 Ordinary Shares that were added to the shares authorized for issuance pursuant to future awards under the 2021 Plan, calculated through January 1, 2022, pursuant to the share recycling provisions of the 2021 Plan, which provide for recycling of a maximum of 23,902,282 Ordinary Shares underlying options subsisting as of October 21, 2021 under the LTIP and CSOP which have expired, lapsed, terminated or meet other recycling criteria set forth in the 2021 Plan.

(2)	This Registration Statement registers 7,094,347 Ordinary Shares issuable upon the exercise of granted and outstanding options under the Registrant’s Company Share Option Plan (the “CSOP”).
(3)

This Registration Statement registers 13,433,891 Ordinary Shares issuable upon the exercise of granted and outstanding options under the Registrant’s Long Term Incentive Plan (the “LTIP” and, together with the 2021 Plan and the CSOP, the “Plans”).

(4)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional Ordinary Shares of the Registrant that become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding Ordinary Shares.

(5)

The offering price per share and the aggregate offering price (a) for Ordinary Shares reserved for future issuance under the 2021 Plan are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, on the basis of the average of the high ($4.92) and low ($4.44) trading prices of the Ordinary Shares as reported on the New York Stock Exchange on March 11, 2022, which date is within five business days prior to filing this Registration Statement, and (b) for Ordinary Shares issuable upon exercise of outstanding options granted under the LTIP and the CSOP, are based upon the weighted average exercise price of such outstanding options in accordance with Rule 457(h) under the Securities Act.